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                                                                     Exhibit 5.1

                     [Letterhead of Conyers Dill & Pearman]

                                 April 13, 1999

Securities and Exchange Commission
450 5th Street, N.W.
Judiciary Plaza
Washington Plaza
Washington, DC  20549

Dear Sirs

We have acted as Bermuda counsel for Annuity and Life Re (Holdings) Ltd (the "Company") in connection with the Registration Statement on Form S-8 (the "Registration Statement") filed with the Securities and Exchange Commission ("Commission") by the Company under the Securities Act of 1933 of the United States relating to the registration of 1,552,550 common shares, $1.00 par value each ("Common Shares") of the Company for resale by key employees (as that term is defined in the Registration Statement) of such common shares issued pursuant to the Company's Initial Stock Option Plan ("Plan") annexed to the Registration Statement as Exhibit 4.1.

For the purposes of giving this opinion, we have examined and relied upon the Registration Statement. We have also reviewed a copy of the memorandum of association and bye-laws of the Company certified as true copies thereof by the secretary of the Company, minutes of meetings of the Company's board of directors, minutes of shareholders' meetings and such other documents, and have made such enquiries as to questions of law as we have deemed necessary in order to render the opinions set forth below.

We have assumed:

(i) the genuineness and authenticity of all signatures and the conformity to the originals of all copies (whether or not certified) of all documents examined by us and the authenticity and completeness of the originals from which such copies were taken; and

(ii) the correctness, accuracy and completeness of all factual representations made in the Registration Statement and in the other documents which we have reviewed.

We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than Bermuda. This opinion is to be governed by and construed in accordance with the laws of Bermuda and is limited to and is given on the basis of the current law and practice in Bermuda.
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"Non-assessability" is not a legal concept under Bermuda law, but when we describe shares as being "non-assessable" (see paragraph 2 below) we mean with respect to the shareholders of a company, in relation to fully paid shares of a company and subject to any contrary provision in any agreement in writing between that company and any one of its shareholders holding such shares but only with respect to such shareholder, that such shareholder shall not be liable to contribute any further share capital or otherwise pay additional money to such company by virtue only of being a shareholder in such company.

On the basis of and subject to the foregoing, we are of the opinion that:

1. The Company has been duly incorporated and is an existing limited liability exempted company under the laws of Bermuda, with corporate power and corporate authority to own, lease and operate its properties and conduct its business as described in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1998, filed on March 24, 1999 with the Commission.

2. The 1,552,500 Common Shares to be sold by the key employees pursuant to the Registration Statement, when the same have been duly issued and are outstanding pursuant to the Plan, will be legally issued, fully paid and non-assessable, with no personal liability attaching solely by reason of the ownership thereof.

3. The statements in the Registration Statement under the caption "Indemnification of Directors and Officers" is based on current Bermuda law and the terms of the Company's bye laws and constitutes the opinion of this Firm.

We hereby consent to the filing of this opinion with the Commission and as an exhibit to the Registration Statement.

Yours faithfully

/s/ Conyers Dill & Pearman